Exhibit 99.1

Rosetta Stone Inc. Reports Second Quarter 2020 Results

Q2 Revenue Grows 7% Fueled by Literacy and Consumer Language Bookings growth of 59% and 92%, Respectively

ARLINGTON, VA —August 6, 2020 — Rosetta Stone Inc. (NYSE:RST), a world leader in technology-based learning solutions, today announced financial results for the second quarter ended June 30, 2020.

Second Quarter 2020 Highlights

•	Consolidated revenue increased 7% year over year to $49.2 million.
•	Revenue at Lexia Learning ("Lexia"), the Company's Literacy segment, increased 18% year-over-year to $17.8 million.
•	Revenue within the Consumer Language segment increased 9% year-over-year to $17.7 million.
•	Revenue within the Enterprise & Education (“E&E”) Language segment decreased 6% year-over-year to $13.6 million.
•	Consolidated second quarter net loss was $3.6 million, an increase from the net loss of $2.8 million in the same quarter a year ago, driven by an increase in operating expense.
•	Consolidated bookings were $59.3 million, an increase of 41% versus the second quarter of 2019, driven by 92% growth in Consumer bookings and 59% growth in Literacy bookings.
•	Adjusted EBITDA, a non-GAAP financial measure, was $4.1 million in the second quarter 2020, an increase from $2.0 million in the year-ago period.
•	At June 30, 2020 the Company had cash and cash equivalents of $31.3 million and no debt outstanding.
•	Note: Consumer and consolidated bookings referenced above and throughout this release are before $0.5 million in SourceNext bookings that occurred in Q2 2019.

“During this unprecedented time, the Rosetta Stone team delivered outstanding second quarter results, highlighted by 41% growth year-over-year in consolidated bookings, which included a 59% increase in our Literacy segment and 92% growth in our Consumer Language segment. Our commitment to put the customer first, coupled with extremely compelling K-12 and Language product and service offerings, are clearly resonating in the marketplace,” said John Hass, Chairman and Chief Executive Officer.  “As a result of our strong year-to-date performance and confidence in the second half of the year, we are increasing our 2020 full year guidance for bookings, revenue, Adjusted EBITDA and year-end cash.”

Mr. Hass continued, “While we remain concerned about the potential negative impact of the economic downturn on school, corporate and consumer budgets, we are determined to continue using this period to ensure that Rosetta Stone will be even better positioned as a leader in learning in a post-COVID-19 world—a world that we believe will align very well with our strengths as an expert provider of technology-based, adaptive blended learning solutions.”

Second Quarter 2020 Review

Revenue: Total revenue in the second quarter of 2020 was $49.2 million, compared to $45.9 million in the second quarter of 2019, due to an increase in Lexia and Consumer Language revenue, partially offset by a decline in E&E Language revenue. Consolidated bookings were $59.3 million, an increase of 41% versus the second quarter of 2019.

Revenue at Lexia increased 18% year-over-year to $17.8 million. The increase in Lexia revenues was a result of continued demand for its product portfolio and the concentrated efforts of a focused direct sales team.  Literacy bookings increased $7.1 million, or 59% over the prior year period driven by approximately $3.7 million in bookings from new opportunities in Texas, as well as expansions that benefited from the “Learn From Home” initiative that began in March for all Lexia customers, after schools closed due to the COVID-19 pandemic.

Consumer Language segment revenue increased 9% year-over-year to $17.7 million, reflecting the recognition of sales growth efforts made in prior quarters. Consumer Language bookings increased $13.4 million, or 92% year over year, primarily due to the sale of

Lifetime Unlimited subscriptions in the Web channel driven in part by people looking for self-improvement alternatives as they spent more time at home as a result of the COVID-19 pandemic. Subscriptions with a duration of one year or more totaled 65% of the subscription unit mix at the end of the second quarter 2020, up from 56% at the end of the same quarter last year.

E&E Language segment revenue decreased 6% year-over-year to $13.6 million. E&E language bookings decreased $3.2 million, or 21%, year-over-year. The bookings decrease was driven by lower bookings split equally between the Enterprise and K-12 portions of the segment, with the Enterprise portion of the decline largely due to COVID-19 related pullbacks by corporate customers.

US$ thousands, except for percentages

	Three months ended June 30,
	2020	Mix %	2019	Mix %	% change
Revenue from:
Literacy	$17,814	36%	$15,101	33%	18%
E&E Language	13,640	28%	14,502	32%	(6)%
Consumer Language	17,741	36%	16,339	35%	9%
Total Revenue	$49,195	100%	$45,942	100%	7%

Net Loss:  In the second quarter 2020, the Company reported a net loss of $3.6 million, or $(0.15) per diluted share, compared to a net loss of $2.8 million, or $(0.12) per diluted share. The increase in net loss of $0.8 million was driven by an increase in all operating expense categories, and an increase in revenue which was offset by a corresponding increase in cost of revenue as the Company focused on supporting sharply increased bookings demand since Q2 2019. Total operating expenses increased $1.0 million, or 2% year-over-year, to $41.1 million, primarily due to higher commission expense and higher variable compensation expense on the higher bookings since Q2 2019.

Balance Sheet: The Company ended the second quarter 2020 with cash and cash equivalents of $31.3 million and no debt outstanding, versus $10.9 million before borrowings at June 30, 2019.  Deferred revenue totaled $174.1 million at June 30, 2020, compared to $177.6 million at December 31, 2019. Of the June 30, 2020 total deferred revenue balance, $109.3 million, or approximately 63%, was short-term and will be recognized as revenue over the next 12 months. Excluding SOURCENEXT and non-core custom content, short-term deferred revenue at June 30, 2020 was approximately 75% of total deferred revenue.

Free Cash Flow and Adjusted EBITDA: Net cash used in operating activities was $0.3 million in the second quarter of 2020 compared to $14.8 million in the second quarter last year. Free cash flow, a non-GAAP financial measure, was an outflow of $4.1 million in the second quarter 2020, compared to an outflow of $19.8 million in the same period a year ago.

Adjusted EBITDA, a non-GAAP financial measure, was $4.1 million in the second quarter 2020, an increase compared to $2.0 million in the year-ago period.

Earnings Conference Call

In conjunction with this announcement, Rosetta Stone will host a conference call today at 5:00 p.m. ET during which time there will be a discussion of the results and the business outlook. Investors may dial into the live conference call using 1-412-317-6026 (toll / international) or 1-877-300-8521 (toll-free). A live webcast will also be available in the investor relations section of the Company’s website at http://investors.rosettastone.com. A replay will be made available soon after the live conference call is completed and will remain available until 11:59 p.m. ET on Thursday, August 13, 2020. Investors may dial into the replay using 1-412-317-6671 and passcode 10146277.

Caution on Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by non-historical statements and often include words such as "outlook," "potential," "believes," "expects," "anticipates," "estimates," "intends," "plans," "seeks" or words of similar meaning, or future-looking or conditional verbs, such as "will," "should," "could," "may," "might," "aims," "intends," "projects," or similar words or phrases. These statements may include, but are not limited to, statements relating to: our business strategy; guidance or projections related to revenue, Adjusted EBITDA, sales, and other measures of future economic performance; the contributions and performance of our businesses including acquired businesses and international operations; projections for future capital expenditures; and other guidance, projections, plans, objectives, and related estimates and assumptions. A forward-looking statement is neither a prediction nor a guarantee of future events or circumstances. In addition, forward-looking statements are based on the Company’s current assumptions, expectations and beliefs and are subject to certain risks and uncertainties that could cause actual results to differ materially from our present expectations or projections. Some important factors that could cause actual results, performance or achievement to differ materially from those expressed or implied by these forward-looking statements include, but are not limited to: the impact of the COVID-19 pandemic on the global economy; the risk that we are unable to execute our business strategy; declining demand for our literacy or language learning solutions; the risk that we are not able to manage and grow our business; the impact of any revisions to our pricing strategy; the risk that we might not succeed in introducing and producing new products and services; the impact of foreign exchange fluctuations; the adequacy of internally generated funds and existing sources of liquidity, such as bank financing, as well as our ability to raise additional funds; the risk that we cannot effectively adapt to and manage complex and numerous technologies; the risk that businesses acquired by us might not perform as expected; and the risk that we are not able to successfully expand internationally. We expressly disclaim any obligation to update or revise any forward-looking statements, whether as a result of new information, future developments or otherwise, except as required by law. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements, risks and uncertainties that are more fully described in the Company's filings with the U.S. Securities and Exchange Commission (SEC), including those described under the section entitled “Risk Factors” in the Company’s most recent quarterly Form 10-Q filings and Annual Report on Form 10-K for the year ended December 31, 2019, and those updated from time to time in our future reports filed with the Securities and Exchange Commission.

Operational Metrics, Segment Measures, and Non-GAAP Financial Measures

To supplement the condensed consolidated financial statements, which are prepared and presented in accordance with accounting principles generally accepted in the United States ("GAAP"), the Company uses, and this press release contains references to, operational metrics, segment measures, and non-GAAP financial measures of financial performance listed below.

•

Bookings represents executed contracts received by the Company that are either recorded immediately as revenue or deferred revenue. Therefore, bookings is an operational metric and in any one period is equal to revenue plus the change in deferred revenue.

•

Adjusted EBITDA is a non-GAAP Financial Measure of GAAP net income/loss plus interest income and expense, other income/expense, income tax benefit/expense, impairment, lease abandonment and termination, depreciation, amortization, stock-based compensation, restructuring, and strategy and cost-reduction related consulting expenses. In addition, Adjusted EBITDA excludes "Other" items related to non-restructuring wind down and severance costs, and transaction and other costs associated with mergers and acquisitions, as well as all adjustments related to recording the non-cash tax valuation allowance for deferred tax assets. Adjusted EBITDA for prior periods has been revised to conform to the current definition.

•	Free cash flow is a non-GAAP Financial Measure of cash flow from operating activities minus cash used in purchases of property and equipment.
•

Segment contribution is calculated as segment revenue less expenses directly incurred by or allocated to the segment. Direct segment expenses include costs and expenses that are directly incurred by or allocated to the segment and include materials costs, service costs, customer care and coaching costs, sales and marketing expenses, and bad debt expense. In addition to the previously referenced expenses, the Literacy segment includes direct research and development expenses and Combined Language includes shared research and development expenses, cost of revenue, and sales and marketing expenses applicable to the Consumer Language and E&E Language segments. Prior periods have been reclassified to reflect our current segment presentation and definition of segment contribution. Segment contribution is a segment measure of profitability determined consistent with Accounting Standards Codification 280.

The definitions, GAAP comparisons, and reconciliation of non-GAAP measures with the most directly comparable GAAP financial measures are available in this press release or in the corresponding earnings presentation, which are posted on our website at www.rosettastone.com.

Management believes that these non-GAAP measures of financial results provide useful information to management and investors regarding certain financial and business trends relating to the Company’s financial condition and results of operations, enabling a better understanding of the long-term performance of the Company’s business. Management uses these non-GAAP measures to compare the Company’s performance to that of prior periods for trend analysis, and for budgeting and planning purposes. Management believes that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends and in comparing the Company’s financial measures with other software and education-technology companies, many of which present similar non-GAAP financial measures to investors.

The presentation of this additional financial information is not intended to be considered in isolation from, as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. The Company urges investors to review the reconciliation of its non-GAAP financial measures to the comparable GAAP financial measures, which it includes in press releases announcing earnings information, including this press release, or in corresponding earnings presentations, and not to rely on any single financial measure to evaluate the Company’s business. The Company’s non-GAAP measures may not be comparable to those used by other companies, and we encourage you to review and understand all our financial reporting before making any investment decision.

About Rosetta Stone Inc.

Rosetta Stone Inc. (NYSE: RST) is dedicated to changing people's lives through the power of language and literacy education. The company's innovative digital solutions drive positive learning outcomes for the inspired learner at home or in schools and workplaces around the world.

Founded in 1992, Rosetta Stone's language division uses advanced digital technology to help all types of learners read, write and speak more than 30 languages, including several endangered languages. Lexia Learning, Rosetta Stone's literacy education division, was founded more than 30 years ago and is a leader in the literacy education space. Today, Lexia helps students build fundamental reading skills through its rigorously researched, independently evaluated, and widely respected instruction and assessment programs.

For more information, visit www.rosettastone.com. "Rosetta Stone" is a registered trademark or trademark of Rosetta Stone Ltd. in the United States and other countries.

Investors:

Lasse Glassen

Addo Investor Relations

1-310-829-5400

IR@rosettastone.com

Media Contact:

Andrea Riggs

1-917-572-5555

ariggs@rosettastone.com

ROSETTA STONE INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share amounts)

(unaudited)

	As of
	June 30, 2020	December 31, 2019
Assets
Current assets:
Cash and cash equivalents	$31,259	$43,010
Restricted cash	65	54
Accounts receivable (net of allowance for doubtful accounts of $603 and $510 at June 30, 2020 and December 31, 2019, respectively)	27,003	22,919
Inventory	1,270	1,545
Deferred sales commissions	10,730	11,558
Prepaid expenses and other current assets	3,957	4,172
Total current assets	74,284	83,258
Deferred sales commissions	8,121	7,682
Property and equipment, net	38,787	39,251
Operating lease right-of-use assets	5,013	5,818
Intangible assets, net	13,555	14,317
Goodwill	49,057	48,958
Other assets	2,186	1,823
Total assets	$191,003	$201,107
Liabilities and stockholders' deficit
Current liabilities:
Accounts payable	$4,727	$7,534
Accrued compensation	12,470	9,854
Income tax payable	169	78
Operating lease liabilities	1,436	1,455
Other current liabilities	11,483	13,090
Deferred revenue	109,288	119,851
Total current liabilities	139,573	151,862
Deferred revenue	64,815	57,766
Deferred income taxes	2,723	2,590
Operating lease liabilities	3,458	4,167
Other long-term liabilities	675	914
Total liabilities	211,244	217,299
Commitments and contingencies
Stockholders' deficit:
Preferred stock, $0.001 par value; 10,000 and 10,000 shares authorized, zero and zero shares issued and outstanding at June 30, 2020 and December 31, 2019, respectively)	—	—
Non-designated common stock, $0.00005 par value, 190,000 and 190,000 shares authorized, 25,604 and 25,060 shares issued, and 24,604 and 24,060 shares outstanding, at June 30, 2020 and December 31, 2019, respectively)	2	2
Additional paid-in capital	216,295	210,846
Treasury stock, at cost; 1,000 and 1,000 shares at June 30, 2020 and December 31, 2019, respectively)	(11,435)	(11,435)
Accumulated loss	(222,240)	(212,548)
Accumulated other comprehensive loss	(2,863)	(3,057)
Total stockholders' deficit	(20,241)	(16,192)
Total liabilities and stockholders' deficit	$191,003	$201,107

ROSETTA STONE INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2020	2019	2020	2019
Revenue	$49,195	$45,942	$96,374	$90,553
Cost of revenue	11,436	8,861	22,537	17,287
Gross profit	37,759	37,081	73,837	73,266
Operating expenses
Sales and marketing	25,974	25,800	51,408	49,038
Research and development	6,177	5,776	13,094	11,514
General and administrative	8,945	8,566	18,507	17,258
Total operating expenses	41,096	40,142	83,009	77,810
Loss from operations	(3,337)	(3,061)	(9,172)	(4,544)
Other income and (expense):
Interest income	10	9	26	42
Interest expense	(54)	(99)	(107)	(159)
Other income and (expense)	18	519	89	1,315
Total other income and (expense)	(26)	429	8	1,198
Loss before income taxes	(3,363)	(2,632)	(9,164)	(3,346)
Income tax expense	223	175	603	5
Net loss	$(3,586)	$(2,807)	$(9,767)	$(3,351)
Loss per share:
Basic	$(0.15)	$(0.12)	$(0.41)	$(0.14)
Diluted	$(0.15)	$(0.12)	$(0.41)	$(0.14)
Common shares and equivalents outstanding:
Basic weighted average shares	24,103	23,455	23,953	23,247
Diluted weighted average shares	24,103	23,455	23,953	23,247

ROSETTA STONE INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2020	2019	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(3,586)	$(2,807)	$(9,767)	$(3,351)
Non-cash adjustments to reconcile net loss to cash used in operating activities:
Stock-based compensation expense	3,009	1,356	5,270	2,576
(Gain) loss on foreign currency transactions	(32)	(517)	(10)	191
Bad debt expense	78	136	336	123
Depreciation and amortization	4,351	3,457	8,771	6,986
Operating lease costs	514	533	1,049	1,059
Deferred income tax expense (benefit)	139	77	254	(515)
(Gain) loss on disposal or sale of assets	—	1	—	(1,394)
Amortization of deferred financing costs	11	19	30	33
Net change in:
Accounts receivable	(11,707)	(12,063)	(4,625)	(3,826)
Inventory	107	111	275	(718)
Deferred sales commissions	(1,208)	335	371	2,332
Prepaid expenses and other current assets	(83)	(30)	114	(819)
Income tax receivable or payable	20	(320)	91	(49)
Other assets	(379)	(233)	(450)	(89)
Accounts payable	(2,107)	1,129	(2,792)	(466)
Accrued compensation	217	(3,468)	2,395	(1,027)
Other current liabilities	733	1,298	(1,201)	(1,324)
Operating lease liabilities	(491)	(516)	(969)	(1,060)
Other long-term liabilities	—	—	—	(31)
Deferred revenue	10,091	(3,345)	(2,947)	(20,045)
Net cash used in operating activities	(323)	(14,847)	(3,805)	(21,414)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(3,806)	(4,995)	(7,592)	(9,709)
Proceeds from sale of assets	—	400	—	1,396
Net cash used in investing activities	(3,806)	(4,595)	(7,592)	(8,313)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from the exercise of stock options	368	2,143	410	2,887
Proceeds from borrowings under credit facility	—	10,500	—	10,500
Repayments of borrowings under credit facility	—	(600)	—	(600)
Payment of deferred financing costs	—	(45)	(66)	(47)
Payments under financing lease liabilities	(56)	(112)	(171)	(222)
Net cash provided by financing activities	312	11,886	173	12,518
Decrease in cash, cash equivalents, and restricted cash	(3,817)	(7,556)	(11,224)	(17,209)
Effect of exchange rate changes in cash, cash equivalents, and restricted cash	(30)	21	(516)	(159)
Net decrease in cash, cash equivalents, and restricted cash	(3,847)	(7,535)	(11,740)	(17,368)
Cash, cash equivalents, and restricted cash—beginning of period	35,171	28,341	43,064	38,174
Cash, cash equivalents, and restricted cash—end of period	$31,324	$20,806	$31,324	$20,806

ROSETTA STONE INC.

RECONCILIATION OF GAAP NET LOSS TO ADJUSTED EBITDA

(in thousands)

(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2020	2019	2020	2019
GAAP net loss	$(3,586)	$(2,807)	$(9,767)	$(3,351)
Total other non-operating (income) and expense, net	26	(429)	(8)	(1,198)
Income tax expense	223	175	603	5
Depreciation and amortization	4,351	3,457	8,771	6,986
Stock-based compensation expense	3,009	1,356	5,270	2,576
Other EBITDA adjustments	104	269	431	322
Adjusted EBITDA*	$4,127	$2,021	$5,300	$5,340

* Adjusted EBITDA is GAAP net income/loss plus interest income and expense, other income/expense, income tax benefit/expense, impairment, lease abandonment and termination, depreciation, amortization, stock-based compensation, restructuring, and strategy and cost-reduction related consulting expenses. In addition, Adjusted EBITDA excludes “Other” items related to non-restructuring wind down and severance costs, and transaction and other costs associated with mergers and acquisitions, as well as all adjustments related to recording the non-cash tax valuation allowance for deferred tax assets. Adjusted EBITDA for prior periods has been revised to conform to the current definition.

ROSETTA STONE INC.

RECONCILIATION OF CASH USED IN OPERATING ACTIVITIES TO FREE CASH FLOW

(in thousands)

(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2020	2019	2020	2019
Net cash used in operating activities	$(323)	$(14,847)	$(3,805)	$(21,414)
Purchases of property and equipment	(3,806)	(4,995)	(7,592)	(9,709)
Free cash flow *	$(4,129)	$(19,842)	$(11,397)	$(31,123)

* Free cash flow is cash flow from operations minus cash used in purchases of property and equipment.

Rosetta Stone Inc.

Supplemental Information

(unaudited)

	Quarter-Ended				Year Ended	Quarter-Ended
	Mar 31	Jun 30	Sep 30	Dec 31	Dec 31	Mar 31	Jun 30
	2019	2019	2019	2019	2019	2020	2020
Revenue by Segment (in thousands, except percentages)

Literacy	14,806	15,101	15,587	17,131	62,625	17,486	17,814
E&E Language	14,443	14,502	14,074	13,793	56,812	13,552	13,640
Consumer Language	15,362	16,339	15,795	15,769	63,265	16,141	17,741
Total	44,611	45,942	45,456	46,693	182,702	47,179	49,195

YoY Growth (%)
Literacy	20%	19%	18%	18%	19%	18%	18%
E&E Language	(6)%	(6)%	(6)%	(5)%	(6)%	(6)%	(6)%
Consumer Language	2%	6%	9%	2%	5%	5%	9%
Total	4%	6%	6%	5%	5%	6%	7%

% of Total Revenue
Literacy	33%	33%	34%	37%	34%	37%	36%
E&E Language	32%	32%	31%	29%	31%	29%	28%
Consumer Language	35%	35%	35%	34%	35%	34%	36%
Total	100%	100%	100%	100%	100%	100%	100%

Revenues by Geography

United States	39,830	41,179	40,891	42,180	164,080	42,529	44,415
International	4,781	4,763	4,565	4,513	18,622	4,650	4,780
Total	44,611	45,942	45,456	46,693	182,702	47,179	49,195

Revenues by Geography (as a %)
United States	89%	90%	90%	90%	90%	90%	90%
International	11%	10%	10%	10%	10%	10%	10%
Total	100%	100%	100%	100%	100%	100%	100%

Prior period data has been modified where applicable to conform to current presentation for comparative purposes. Immaterial rounding differences may be present in this data in order to conform to Financial Statement totals.